Exhibit 5.45

CONSENT OF B. PERRON

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

By:	/s/ Bruno Perron
Bruno Perron, P. Eng., BScA
Chief Geologist
Rosebel Gold Mines N.V.

Dated: September 1, 2022